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                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
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                              EXCHANGE ACT OF 1934

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
[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
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[ ]  Definitive Proxy Statement
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[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
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FIRST UNION REAL ESTATE INVESTMENTS
FIRST QUARTER EARNINGS CONFERENCE CALL
Friday, April 23, 1998 - 3:00 p.m.



STAN ULCHAKER
-------------

Thank you for joining us for this conference call on First Union Real Estate Investment's first quarter earnings.

During the course of this conference call, projections or other forward looking statements may be made regarding future events or the future performance of the Trust. These statements are only predications and actual events or results may differ materially. We refer you to the documents the Trust files from time to time with the Securities and Exchange Commission, particularly the annual report filed on Form 10-K. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements. Now let me turn the call over to Jim Mastandrea.

JIM MASTANDREA
--------------

Good afternoon. Welcome and thank you for joining us on First Union's first quarter `98 conference call today. I am Jim Mastandrea, Chairman, President and Chief Executive Officer of First Union Real Estate Investments. I have two other members of our executive team with me today. They are:

-   Steve Edelman, Executive Vice President and chief Financial Officer, and
-   Tom Kmiecik, Senior Vice President and Treasurer

I trust that you have all seen the news release we issued this morning concerning our first quarter results. I will have comments later in this call but first, let me turn to Steve Edelman to discuss the financial details for the quarter.

STEVE EDELMAN
-------------

Our first quarter FFO per share is not a story that we are very happy with. I'd like to analyze the results in terms of, first, what happened, then why did it happen, and finally what are we doing about it.

In terms of what happened, I break the results into three areas -- core real estate operations, third party parking and ancillary businesses, and G&A. I've stressed the importance of our core business every quarter, and in the first quarter the traditional real


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estate operations performed generally as expected. The retail division -- and from now on I speak of retail inclusive of our southwest properties -- was up 2.5% on a same store basis from last year. There was no significant change in occupancy from December 31st, indicating that we survived the post-Christmas tenant shake out in good shape. The apartment portfolio performed flat relative to the first quarter of 1997, and was down as compared to the most recent prior quarter because of higher expenses. What I consider a more significant factor, however, is that our average rental rate across the apartment portfolio is about 5% higher now than a year ago. The office and redevelopment division also posted strong year over year results, up 16% from 1997. The one percentage point decline in occupancy for the division over the past 90 days was caused by the continued termination of non-office, low rent tenants at our Denver redevelopment as we build space out for new occupants.

Our second breakdown area is the parking business. Although the parking management side performed as expected for the quarter, results from the combined Imperial businesses were far below those achieved during the first three quarters that we've owned the company. In particular, the equipment manufacturing and distribution subsidiaries had extremely poor bottom line results, and while they are small parts of the whole operation their impact on First Union was dramatic. As a combined entity, Imperial generated no significant return on investment this past quarter. This is primarily responsible for the 1997 vs 1998 comparative per share numbers.

Last, G&A was at a reasonable run rate with the exception of the special line item for proxy and litigation costs.

In answer to why per share performance was below both last year and the current expectations of management and the investment community, there are common answers. The Imperial performance, especially in the unpredictable equipments subsidiaries, has created dilution in our per share numbers and a management issue in the equipment businesses which must be addressed immediately. Our extraordinary proxy and litigation expenses cost us about $.03 per share, and our inability to do the anticipated volume of acquisitions this year, due to the inability to access capital because of the ongoing litigation and proxy challenge, is going to cost several cents.

Finally, what are we doing about the $.10 per share results. Unfortunately, some of the factors contributing to the performance are going to continue, like extraordinary litigation and proxy expenses and a continued shutting out of the capital markets until this uncertainty is behind us. The good news is that these issues do have a finite life and at some point in the near future, First Union will be able to return to focusing on creating value in its core businesses. Our 1st quarter acquisitions are performing well, which will help 1998 results. The Chicago garage acquired in January is already generating an annualized yield of 9%, several months ahead of pro forma. Our most recent acquisition, in Arlington, Texas, is a surface lot next to The Ballpark at Arlington, and with the Texas Rangers in first place the lot continues to be jammed. In fact, we may be the only Texas Ranger fans in Cleveland. We already are turning our attention to correcting the


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equipment subsidiary problems. The issues are being personally handled by top management at both First Union and Impark, and solutions as radical as discontinuing direct manufacturing and outsourcing that function under our own label are being explored and evaluated. We still believe that this company has terrific potential down the road, but we need to ensure that the growing pains it encounters while it gets there are kept to a minimum.

Jim, that's the financial review.

JIM MASTANDREA
--------------

As all of you are aware, we are in a proxy contest seeking to elect three candidates to the Board of Trustees and to increase the size of the Board from nine to 15 members. We will begin presenting our plan to our shareholders and let them have the opportunity to make a choice -- to choose between a highly experienced management team which understands real estate and how to create value, as we do; or to turn over a portfolio of highly leveraged properties that require intense management to people who are inexperienced.

For our investors who have been with us since 1994 or prior, they know our capabilities. For those investors who are relatively new, we look forward to the opportunity to demonstrate our capabilities.

Relative to our proxy contest, I want to make clear my views on the matter -- this is the wrong time to make a change and this is the wrong change to make. The times are uncertain and the proposed changes are unsound.

We all know that these are uncertain times for "stapled stock" or "paired share" REITS. Congress has yet to decide on their fate. The Clinton administration is supporting legislation that has been introduced by the chairmen of both the House and the Senate tax-writing committees that would exclude future deals from the advantages of the stapled stock structure. Existing operations would be exempted but acquisitions after March 17, 1998, would have to be operated under standard REIT rules.

We are monitoring the progress of the legislation closely and working with Congress to salvage the legitimate benefits of the existing tax structure.

In the meantime, our Board of Trustees recently announced that they have formed an independent committee and have retained Credit Suisse First Boston in an expanded role to advise and assist the Board in evaluating alternatives to find a solution to our situation and maximizing shareholder value.

Thank you for your attention.  We will now take questions.

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